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                                                                     EXHIBIT 2.4


                            NON-COMPETITION AGREEMENT
                            -------------------------

         THIS AGREEMENT is made and entered into as of May 31, 2002 (the "Agreement"), by and between Agilisys International Limited (f/k/a High Process Technology, Inc.), a company organized under the laws of the Cayman Islands, on behalf of itself and each of its Affiliates ("Purchaser"), and Systems & Computer Technology Corporation, a Delaware corporation, on behalf of itself and each of its Affiliates ("Seller").

         WHEREAS, Purchaser and its Affiliates are acquiring Seller's Global Manufacturing & Distribution Solutions Business pursuant to that certain Purchase Agreement dated April 10, 2002, as the same may be amended or modified from time to time (the "Purchase Agreement"). The transactions contemplated by the Purchase Agreement are hereinafter referred to as the "Transactions". Capitalized terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement; and

         WHEREAS, Seller understands and agrees that the Transactions will result in an immediate and direct benefit to Seller; and

         WHEREAS, upon the consummation of the Transactions, Purchaser and its Affiliates will continue to operate the Business, which is conducted (including distribution, promotional and marketing and sales activities) worldwide.

         WHEREAS, Seller and its Affiliates possess extensive knowledge and proprietary information with respect to the Business, which, if disclosed or made available to the Business' competitors or used by Seller or its Affiliates for their own account, would have a material adverse effect on the Business, and Seller and its Affiliates have been responsible for the creation of goodwill inherent in the Business.

         WHEREAS, in light of Seller's and its Affiliates' contributions to the growth and development of the Business, including the creation of goodwill, Confidential Information (as defined below), and Division Intellectual Property, in order to induce Purchaser to execute and deliver the Purchase Agreement, Seller shall execute and deliver this Agreement for the purpose of preserving for Purchaser's and its Affiliates' benefit the goodwill, Confidential Information, Division Intellectual Property and going concern value of the Business and its business opportunities. This Agreement is integral to the Transactions and it is acknowledged and agreed that Purchaser would not enter into the Purchase Agreement, absent Seller's execution and delivery of this Agreement and this Agreement being in full force and effect and valid, binding and enforceable against Seller and its Affiliates as of the closing date of the Transactions and thereafter.

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         NOW, THEREFORE, the parties hereto agree as follows:

         1. Non-Compete, Non-Solicitation.

            (a) In order to protect the value of the assets acquired by Purchaser and its Affiliates pursuant to the Purchase Agreement (including the goodwill, Confidential Information and Division Intellectual Property of the Business), Seller agrees, on behalf of itself and each of its Affiliates, that during the period beginning as of the Closing Date and ending on the fourth anniversary thereof (the "Noncompete Period"), neither Seller nor any of its Affiliates shall, directly or indirectly, either for itself or for any other Person, own, manage, control, participate in, or in any other manner engage in any business or enterprise which competes with the Business (as it exists as of the Closing Date) as conducted by Purchaser and its Affiliates following the Closing Date. Seller agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope.

            For purposes of this Agreement,

            (i) "participate" includes any direct or indirect interest in any enterprise of any kind or nature, whether as a stockholder, partner, representative, independent contractor, joint venturer, owner or otherwise.

            (ii) Nothing herein shall be construed as restricting the right of Seller or any of its Affiliates to (A) beneficially own, as a passive investment, less than 5% of the outstanding voting stock or shares of non-voting stock of any publicly traded entity or (B) acquire any business or enterprise, a portion of which participates in the industry segment described in this Section 1(a), so long as a significant portion of such acquired business' revenues (i.e., 10% or more) is not derived from the industry segment described in this
Section 1(a).

            (b) During the 24 month period immediately following the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the Business to leave the employ of the Business or in any way interfere with the relationship between the Business and any employee thereof, (ii) hire or employ any person who is an employee of the Business (other than any person hired pursuant to a general solicitation or advertisement) or (iii) make any negative statements or communications about Purchaser or any of its Affiliates with the intention of inducing any customer (including any subsidiaries, divisions or affiliates thereof), supplier or other business relation of the Business to cease doing business with the Business.

            (c) During the 24 month period immediately following the Closing Date, neither Purchaser nor any of its Affiliates shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the Seller or its Affiliates to leave the employ of the Seller or its Affiliates or in any way interfere with the relationship between the Seller and its Affiliates and any employee thereof, (ii) hire or employ any person who is an employee of the Seller or its Affiliates (other than any person hired pursuant to a general solicitation or advertisement) or (iii) make any negative statements or communications about Seller or any of its Affiliates with the intention of inducing any customer (including any subsidiaries, divisions or affiliates thereof), supplier or other business relation of the Seller or its Affiliates to cease doing business with the Seller or its Affiliates.


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

            (d) Seller acknowledges that Purchaser would not consummate the Transactions unless this Agreement shall be in full force and effect and be a binding and enforceable contract of Seller and its Affiliates. The worldwide geographical restriction contained in this paragraph 1 is reasonable in all respects and necessary to protect the goodwill, Confidential Information and Division Intellectual Property of the Business and that, without such protection, the Business' customer and client relations and competitive advantage would be materially adversely affected. Seller agrees that the covenants made in paragraphs 1(a) and 1(b) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

         2. Confidential Information. Seller acknowledges that the information, observations and data (including without limitation trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical or business information) exclusively related to the Business ("Confidential Information") to which Seller or any of its Affiliates had access during their ownership of the Business are the property of the Business. Therefore, Seller, on behalf of itself and each of its Affiliates, agrees that they shall not disclose to any unauthorized person or use for their own purposes any Confidential Information, unless and to the extent Purchaser has otherwise agreed in connection with any post-Closing Proprietary Rights Agreement or other authorization or license or to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Seller's or its Affiliates' acts or omissions in violation of this Agreement or as required by law or legal process or Nasdaq or stock market rules.

         3. Enforcement. If, at the time of enforcement of paragraph 1 or 2 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Seller and its Affiliates have had access to Confidential Information, and the Division Intellectual Property, and for the other reasons set forth herein, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Purchaser or any of its Affiliates may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Seller or its Affiliates of paragraph 1, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

         4. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail (return receipt requested), or sent by overnight courier service or via facsimile to the recipient at the address indicated below:

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

                  Notices to Seller:
                  -----------------

                  Systems & Computer Technology Corporation
                  Great Valley Corporate Center
                  Four County View Road
                  Malvern, Pennsylvania 19355
                  Attention:  Richard Blumenthal
                  Facsimile:  (610) 578-7457

                  With a copy to:
                  --------------

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  Philadelphia, Pennsylvania 19103-2799
                  Attention:  Barry M. Abelson, Esq.
                  Facsimile:  (215) 981-4750

                  Notices to Purchaser:
                  --------------------

                  Agilisys International Limited
                  c/o Golden Gate Capital Private Equity, Inc.
                  One Embarcadero Center
                  33rd Floor
                  San Francisco, California 94111
                  Attention:  Prescott Ashe
                  Facsimile:  (415) 627-4501

                  With a copy to:
                  --------------

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Attention:  Jeffrey C. Hammes, P.C.
                              Gary Holihan
                  Facsimile:  (312) 861-2200

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

         5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


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


         6. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way provided, that in the event any provision of this Agreement and the Purchase Agreement are in conflict, the provisions of the Purchase Agreement shall prevail.

         7. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

         8. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement (any one of which may be executed and delivered via facsimile).

         9. Successors and Assigns; Parties in Interest. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective Affiliates and their respective successors and assigns, except that neither Seller nor its Affiliates may assign their rights or delegate their obligations hereunder without the prior written consent of Purchaser (which consent may be withheld in Purchaser's sole discretion).

         10. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Seller and Purchaser and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

         12. Recitals. The recitals to this Agreement are an integral part of this Agreement and shall be deemed to be part of the text of this Agreement as if fully set forth herein.

                  [Remainder of Page Intentionally Left Blank]

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



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                        Agilisys International Limited (f/k/a High Process Technology, Inc.)

                        By:   /s/ David Dominik
                              --------------------------------------------
                              Name:  David Dominik
                              Its:  Director


                        SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                        By:   /s/ Richard A. Blumenthal
                              --------------------------------------------
                              Name: Richard A. Blumenthal
                              Its:  Sr. Vice President and
                                    General Counsel


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